The following is a summary of the terms of the notes offered by the preliminary pricing supplement hyperlinked below. Summary of Terms Issuer: JPMorgan Chase Financial Company LLC Guarantor: JPMorgan Chase & Co. Minimum Denomination: $1,000 Reference Stocks: Common stock of NVIDIA Corporation and common stock of Amazon.com, Inc. Buffer Amount: 30.00% Pricing Date: December 19, 2023 Review Date: December 26, 2024 Observation Date: December 19, 2025 Maturity Date: December 24, 2025 Upside Leverage Factor: 1.25 CUSIP: 48134RW20 Preliminary Pricing Supplement: http://sp.jpmorgan.com/document/cusip/48134RW20/doctype/Product_Termsheet/document.pdf Estimated Value: The estimated value of the notes, when the terms of the notes are set, will not be less than $950.00 per $1,000 principal amount note. For information about the estimated value of the notes, which likely will be lower than the price you paid for the notes, please see the hyperlink above. You may lose some or all of your principal at maturity. Any payment on the notes is subject to the credit risk of JPMorgan Ch ase Financial Company LLC, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes. Automatic Call If the closing price of one share of each Reference Stock on the Review Date is greater than or equal to its Call Value, the not es will be automatically called for a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Call Premium Amount, payable on the Call Settlement Date. No further payments will be made on the notes. If the notes are automatically called, you will not benefit from the Upside Leverage Factor that applies to the payment at ma tur ity if the Final Value of each Reference Stock is greater than its Initial Value. Because the Upside Leverage Factor does not apply to the payment upon an automatic call, the payment upon an automatic call may be significantly less than the payment at maturity for the sam e l evel of appreciation in the Lesser Performing Reference Stock. Payment At Maturity If the notes have not been automatically called and the Final Value of each Reference Stock is greater than its Initial Value , y our payment at maturity per $1,000 principal amount note will be calculated as follows: $1,000 + ($1,000 î Lesser Performing Stock Return î Upside Leverage Factor) If the notes have not been automatically called and (i) the Final Value of one Reference Stock is greater than its Initial Va lue and the Final Value of the other Reference Stock is equal to its Initial Value or is less than its Initial Value by up to the Buffer Amount or (ii) the Final Value of each Reference Stock is equal to its Initial Value or is less than its Initial Value by up to the Buffer Amount, you wi ll receive the principal amount of your notes at maturity. If the notes have not been automatically called and the Final Value of either Reference Stock is less than its Initial Value by more than the Buffer Amount, your payment at maturity per $1,000 principal amount note will be calculated as follows: $1,000 + [$1,000 î (Lesser Performing Stock Return + Buffer Amount)] If the notes have not been automatically called and the Final Value of either Reference Stock is less than its Initial Value by more than the Buffer Amount, you will lose some or most of your principal amount at maturity. J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com 2y NVDA /AMZN Auto Callable Buffered Return Enhanced Notes North America Structured Investments Call Premium* Call Value At least 27.25% 100.00% Hypothetical Examples of Amounts Upon Automatic Call or at Maturity** Total Return at Maturity if not Automatically Called Total Return at Review Date Lesser Performing Stock Return at Review Date/ Observation Date 81.25% 27.25% 65.00% 62.50% 27.25% 50.00% 50.00% 27.25% 40.00% 25.00% 27.25% 20.00% 12.50% 27.25% 10.00% 6.25% 27.25% 5.00% 0.00% 27.25% 0.00% 0.00% N/A - 5.00% 0.00% N/A - 10.00% 0.00% N/A - 20.00% 0.00% N/A - 30.00% - 10.00% N/A - 40.00% - 20.00% N/A - 50.00% - 30.00% N/A - 60.00% - 50.00% N/A - 80.00% - 70.00% N/A - 100.00% * To be determined on the Pricing Date, but not less than the minimum Call Premium listed. ** Reflects a Call Premium of 27.25% per annum. The Call Premium will be determined on the Pricing Date and will not be less than 27.25% per annum. The “total return” as used above is the number expressed as a percentage, that results from comparing the payment on the applicable payment date per $1,000 principal amount note to $1,000.

J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com Selected Risks • Your investment in the notes may result in a loss. The notes do not guarantee any return of principal. • Any payment on the notes is subject to the credit risks of JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. Therefore the value of the notes prior to maturity will be subject to changes in the market’s view of the creditworthiness of JPMorgan Chase Financial Company LLC or JPMorgan Chase & Co. • If the notes are automatically called, the appreciation potential of the notes is limited to the Call Premium Amount paid on the notes. • You are exposed to the risk of decline in the price of one share of each Reference Stock. • Your payment at maturity will be determined by the Lesser Performing Reference Stock. • The automatic call feature may force a potential early exit. • No interest payments, dividend payments or voting rights. • The anti - dilution protection for each Reference Stock is limited and may be discretionary. • As a finance subsidiary, JPMorgan Chase Financial Company LLC has no independent operations and has limited assets. Selected Risks (continued) • The estimated value of the notes will be lower than the original issue price (price to public) of the notes. • The estimated value of the notes is determined by reference to an internal funding rate. • The estimated value of the notes does not represent future values and may differ from others’ estimates. • The value of the notes, which may be reflected in customer account statements, may be higher than the then current estimated value of the notes for a limited time period. • Lack of liquidity: J.P. Morgan Securities LLC (who we refer to as JPMS) intends to offer to purchase the notes in the secondary market but is not required to do so. The price, if any, at which JPMS will be willing to purchase notes from you in the secondary market, if at all, may result in a significant loss of your principal. • Potential conflicts: We and our affiliates play a variety of roles in connection with the issuance of notes, including acting as calculation agent and hedging our obligations under the notes, and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set. It is possible that such hedging or other trading activities of J.P. Morgan or its affiliates could result in substantial returns for J.P. Morgan and its affiliates while the value of the notes decline. • The tax consequences of the notes may be uncertain. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes. Additional Information SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a pr osp ectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPM organ Chase Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get the se documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participat ing in the this offering will arrange to send you the prospectus and each prospectus supplement, as well as any product supplement and preliminary pricing supplement if you so request by calling toll - free 1 - 866 - 535 - 9248. IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion o f U .S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Cha se & Co. of any of the matters addressed herein or for the purpose of avoiding U.S. tax - related penalties. Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisers as to the se matters. This material is not a product of J.P. Morgan Research Departments. Free Writing Prospectus Filed Pursuant to Rule 433, Registration Statement Nos. 333 - 270004 and 333 - 270004 - 01 North America Structured Investments 2y NVDA /AMZN Auto Callable Buffered Return Enhanced Notes The risks identified above are not exhaustive. Please see “Risk Factors” in the prospectus supplement and the applicable prod uct supplement and “Selected Risk Considerations” in the applicable preliminary pricing supplement for additional information.